Exhibit 10.1

Equity Interest Transfer Agreement

This Agreement was entered by and among the following parties on December 30, 2019 in Shenzhen, China:

Party A: Qianhai DaXingHuaShang Investment (Shenzhen) Co., Ltd. (referred to as “Transferee”)

Address: 13th Floor, Block 1, Building B, Wisdom Plaza, Nanshan District, Shenzhen

Legal Representative: Yumin Lin

Party B:

Party B 1: Chunbin Li (referred to as “Transferor”)

ID Number: *************

Address: ****************

Party B 2: Miaoqin Yao

ID Number: *************

Address: ****************

Party B1 and Party B2 are collectively referred to as “Party B” or “Original Shareholders.”

Party C: Foshan BaiTaFeng Beverage Development Co., Ltd. (“Target Company”)

Address: Shangbai Industrial Zone, Luocun, Shishan Town, Nanhai District, Foshan City

Legal Representative: Chunbin Li

Party D: Fortune Valley Treasures, Inc. (“FVTI”)

Address: 13th Floor, Block 1, Building B, Wisdom Plaza, Nanshan District, Shenzhen

Authorized Director: Yumin Lin

WHEREAS:

1.	Qianhai DaXingHuaShang Investment (Shenzhen) Co., Ltd. is a limited company registered in Qianhai, Shenzhen and validly existing in accordance with Chinese laws.

2.	Target Company is a limited company registered in Foshan, Guangdong, in accordance with Chinese law. As of the date of this Agreement, Target Company’s registered capital is RMB 1 million.

3.	As of the execution date of this Agreement, Party B are the original shareholders of Target Company and holds 100% equity interest of Target Company, of which: Party B1 holds 93% equity interest of Target Company and Party B2 holds 7% equity interest of Target Company.

4.	Party B1 agrees to transfer 80% of the equity interest of Target Company he holds to Party A in accordance with the terms of this Agreement, and Party A agrees to acquire such equity interest in accordance with the terms of this Agreement.

Regarding to the acquisition of 80% of the equity of Target Company held by Party B, the parties agreed to the terms of this Agreement through friendly negotiation in accordance with the principles of fairness, reasonableness, and good faith:

Article 1 Definition

1.1	Unless otherwise agreed in this Agreement, the following terms have the following meanings in this Agreement:

Party A	refers to	Qianhai DaXingHuaShang Investment (Shenzhen) Co., Ltd.
Target Company	refers to	Foshan BaiTaFeng Beverage Development Co., Ltd.
Party B/ Original Shareholders	refers to	the original shareholders of the Target Company on the execution date of this Agreement, namely, Li Chunbin and Yao Miaoqin.
Transferor	refers to	Chunbin Li, one of the shareholders of Target Company.
SEC	refers to	the United States Securities and Exchange Commission.
This Transaction	refers to	Party A’s acquisition of 80% of equity interest in Target Company held by the Transferor.
Underlying Equity	refers to	the 80% equity interest of Target Company held by Party B.
Transaction price / transaction consideration	refers to	the general term for the transaction consideration paid by Party A to acquire the target equity in accordance with Article 2.3 of this Agreement.

Settlement date	refers to	the day that All Party B’s equity is transferred to Party A in the government registration department.
The Auditor	refers to	the auditing agency with relevant qualifications hired by Party A for this Transaction— WWW.P.C
The transition period	refers to	the period from the signing date of this Agreement (including the date of signing) to the settlement date (including the date of settlement).
Profit commitment period	means	the period from October 1, 2019 to September 30, 2020.
Net Profit	refers to	the net profit attributable to the parent company audited by the Auditor
Uplisting	refers to	a uplisting of Fortune Valley Treasures, Inc., Party A’s listing company, from OTCQB to Nasdaq Stock Exchange
Public Company/ Fortune Valley Treasures, Inc	refers to	Fortune Valley Treasures, Inc., which is listed in OTCQB in the United States.
Burden of Rights	means	any mortgage, pledge, lien, guarantee, burden of rights, property entrustment, priority, security interest, retention of title, beneficial right, trust arrangement, or other set, recognized and/or enforceable third party rights or claims of any nature in accordance with relevant laws.
Yuan	refers to	Chinese Yuan, RMB
Working day	refers to	The normal business days of commercial banks in China, except on Saturday, Sundays and holidays.

1.2 In this Agreement, unless otherwise specified:

(1) the laws, regulations or related provisions mentioned in this Agreement include future interpretations, amendments or supplements to these laws, regulations or related provisions, and also include newly issued relevant laws replacing these laws, regulations and related supporting or supplemental regulations;

(2) “articles,” “sections” and “items” shall be the “articles”, “sections” and “items” of this Agreement; and

(3) the title of the provisions of this Agreement is only for reference, and does not affect the interpretation of the meaning of this Agreement.

Article 2 This Transaction

2.1 All of the Original Shareholders of Target Company, Chunbin Li and Miaoqin Yao, have agreed that Chunbin Li will transfer 80% of the equity interest of Target Company to Party A in accordance with the terms and conditions of this Agreement, and Party A has agreed in accordance with the terms and conditions of this Agreement and Target Company’s representations and warranties to accept the transfer of equity interest. Upon the completion of the acquisition, Target Company’s equity structure is as follows:

No.	Name of Shareholders	Capital Contribution (RMB)	Share Percentage (%)
1	Party A	800,000	80
2	Chunbin Li	130,000	13
3	Miaoqin Yao	70,000	7
Total		1,000,000	100

2.2 All parties agreed that upon the satisfaction of the following conditions (or partially/wholly waived by Party A in writing), Party A shall pay Party B the consideration for the transfer of the equity interest of Target Company in accordance with this Agreement.

2.2.1 Party C’s shareholders’ meeting has approved this equity transfer;

2.2.2 According to Party A’s due diligence requirements, before the execution date of this Agreement, the information disclosed by Party B and Party C to Party A regarding the Target Company and equity interest, which includes but are not limited to the history of Target Company, all certificates and approval documents, financial information, customer information, claims and debts, arbitration and litigation status and Right of Burden on the equity, is true, accurate and complete, and there are no concealment or misleading disclosures and statement and such information has been reviewed by Party A and is to its satisfaction.

2.2.3 Party B and Party C guarantee that the equity interest transferred to Party A is the true capital contribution of Party B in Target Company, which is its legally-owned equity, it has full disposal rights and that there are no other interest arrangements such as holding shares on behalf of others. The Transferor guarantees that there is no other burden of mortgage, pledge or guarantee on the transferred equity, and indemnifies Party A from any liabilities from third parties.

2.2.4 All the Original Shareholders of Target Company have clearly stated that they have waived their right of first refusal to purchase the equity interest.

2.2.5 Party B guarantees that Target Company is established, exists and operates in accordance with the law, that there are no events that cause Target Company to have or may be substantially adversely affected, and that the Target Company does not have any outstanding or possible fines and penalties, litigation and other legal procedures or liabilities as of the closing date.

2.2.6 Party B guarantees that Target Company has not entered into or made any agreement or arrangement to dispose of any of its material assets or that the there is no encumbrance on the assets.

2.2.7 All parties covenants that they have all the power and authorization to enter into this Agreement and perform their obligations under this Agreement, and have obtained the approval from the relevant shareholders meetings.

2.2.8 If at any time Party B or Party C is aware of any facts or circumstances that may prevent a certain closing condition from being fulfilled, it shall immediately notify Party A in writing.

2.3 Consideration of Equity Transfer

2.3.1 Equity Transfer Price and Valuation Basis

All parties agreed that the Party B shall transfer 80% of the equity of Target Company to Party A. After the completion of equity transfer, Party A will hold 80% of the equity interest of the Target Company.

2.3.2 All parties confirmed that the valuation of 100% of Target Company’s equity is as follows:

(1) Target Company and the Original Shareholders have fully, truthfully and completely disclosed Target Company’s assets, liabilities, equity, external guarantees and all relevant information related to this Agreement to the Transferee. The assets owned by Target Company do not have significant defects.

(2) Target Company and the Original Shareholders covenant that Target Company will generate a net profit of RMB 9 million for the period from October 1, 2019 to September 30, 2020, and that Target Company’s net profit in 2019 will be no less than RMB 3 million. In addition, when Party B1 remains the general manager and legal representative of Target Company, Part B1 and Target Company covenant that in addition to the above-mentioned profit covenant, Target Company’s net profit will increase more than 10% every fiscal year compares to the prior year for the following five years.

On the basis of the above-mentioned promised net profit, the parties agreed to calculate the valuation of 100% of the equity of Target Company at a price-earnings ratio of 15 times the actual net profit of Target Company’s profit commitment period.

2.4 Issuance and Settlement of Shares

All parties agree that, upon completion of the registration of equity transfer for this Transaction, and within 30 working days after September 30, 2020, FVTI shall issue the shares of common stock to the Transferor based on the actual net profit from October 1, 2019 to September 30, 2020 of the Target Company. The amount of the shares depend on the actual net profit and FVTI shall issue the transferor or its designated related parties according to the following calculation criteria:

The number of shares (taken as an integer) = the actual net profit of Target Company from October 1, 2019 to September 30, 2020 × 80% × 15 times ÷ 3.02 ÷ exchange rate of RMB to USD mid-rate (Transferor and Transferee have agreed that the exchange rate should be calculated at 7:1).

The parties agree that the issuance of shares shall be performed in accordance with the agreed standards above, and FVTI and the Transferor or its designated related parties shall enter into a subscription agreements. Party B is committed to cooperate with the audit work of the audit firm appointed by Party A and FVTI.

2.5 Registration of Transfer of Underlying Equity

The parties agree that after the execution of this Agreement and the (partial or complete) satisfaction of the closing conditions stipulated in Section 2.2 of this Agreement, the business registration of share transfer needs to be completed prior to the completion of an initial draft of the audited financial statements so that Party A will become a 80% shareholder of the Target Company.

Article 3 Corporate Governance and Non-Competition

3.1 After completion of the equity transfer, Target Company will become Party A’s controlled subsidiary.

3.2 All parties agree that after the completion of the equity transfer, the employment of Target Company will not change (except for the corresponding adjustments made in accordance with the relevant provisions of laws and regulations and the requirements of regulatory authorities).

3.3 In order to ensure the continuous and stable operation of Target Company, the management team members of Target Company shall sign the employment agreements with Target Company, pursuant to the requirement by Party A. The term of this Agreement shall include the rest of the current fiscal year after the completion of the Transaction and three subsequent fiscal years. Non-competition agreements need to be signed with the management team members before the closing of this Transaction. The aforementioned personnel shall not use any means (including but not limited to operating, investing, cooperating with, working part-time for themselves or others) during the term of the employment agreement signed with Target Company and within 2 years from the date of termination of employment with Party A or Target Company, to engage in the same or similar business as Party A or Target Company or conduct unfair related party transactions. They shall not engage in any behavior that may reduce or harm the competitiveness of Party A or Target Company, and disclose the business secrets of Party A or Target Company. If the aforementioned personnel violates Target Company’s rules and policies, harms the interests of Party A or Target Company, or meet the conditions to terminate the employment according to Labor Contract Law of China, Target Company may terminate the employment and reserve the right to investigate and hold personnel liable for all damages.

3.4 After completion of the Transaction, Target Company shall establish a board of directors and supervisors. The board of directors consists of three directors, two of which will be nominated by Party A and one by Party B. Target Company shall have one supervisor, who will be appointed by Party B. The general manager of Target Company will be appointed by Party B (Party B has initially appointed Mr. Chunbin Li). Party A will appoint professional financial personnel to guide Target Company to comply with the Uplisting requirements.

Party A fully trusts the management of Target Company led by Party B1. Both parties strive to ensure the stability of Target Company’s personnel and operations, and use their respective advantages to improve the performance of Target Company.

3.5 After the completion of the transaction, the management of Target Company has a fiduciary duty and needs to submit a three-year operational plan and budget plan, as well as related management performance appraisal plan to achieve these targets to Party A.

Article 4 Closing of Underlying Equity Interest and Profit Distribution

4.1	Within three years from the effective date of this Agreement, Target Company shall not make any profit distribution. The profit will be used for the future working capital.

After the end of the three-year period, upon the consent of Party A and Party B, a profit distribution plan can be carried out according to the operation situation.

4.2	The parties to this Agreement agree to make every effort to cooperate and take all measures (including but not limited to signing or procuring a third party to sign any document, making an application and obtaining any relevant approvals, consents or permits, or completing any relevant registration and filing procedures) to ensure that Transaction is completed in time.

Article 5 Party A’s Representations and Warranties

5.1 The representations and warranties made by Party A in this Article are true and accurate. Party B may rely on such representations and warranties to enter into this Agreement.

5.2 Party A is a company legally established and validly existing in accordance with laws in China. It has full legal rights to sign, perform and complete the Transactions described in this Agreement, and has obtained appropriate authorization to perform all necessary actions.

5.3 To perform this Agreement and complete this Transaction, Party A will not:

(1) violate any provisions of Party A’s organizational documents;

(2) violate the terms or provisions of any binding agreement or documents, of which Party A is a party;

(3) violate any laws, regulations or regulatory documents applicable to Party A.

5.4 Party A guarantees to pay The transferor the consideration for equity transfer in a timely manner in accordance with this Agreement.

5.5 In order to successfully complete the Transaction, Party A shall provide active and sufficient cooperation and assistance in matters that are necessary.

5.6 After the Transaction is completed, without the written consent of Party B, Party A shall not transfer or pledge its equity interest in Target Company to any third party.

Article 6 Party B’s Representations and Warranties

6.1 The representations and warranties made by Party B in this Article are true and accurate. Party A may rely on such representations and warranties to enter into this Agreement.

6.2 Every party in Party B is a Chinese citizen with full capacity for civil conduct, has full legal rights to sign, perform and complete the Transactions contemplated by this Agreement, and has obtained appropriate authorization to perform all necessary actions.

6.3 To perform this Agreement and complete the Transactions contemplated by this Agreement, neither party of Party B will:

(1) violate the terms or regulations of any binding agreement or document of which he is a party;

(2) violate any laws, regulations or regulatory are applicable to that party.

6.4 Prior to the closing date, Party B has legally holds the Underlying Equity, and there is no pledge, judicial freeze or other restrictions on the transfer of the Underlying Equity. Party B has the right to transfer the equity interest to Party A.

6.5 The information or materials provided by Party B to Party A in this Transaction are true, accurate and complete.

6.6 Target Company (including its subsidiaries, same as below) legally owns the assets and has qualifications necessary for its production and operation, and complies with relevant laws and regulations in all aspects of production and operation.

There is no violation of any relevant Chinese laws and regulations that may materially and adversely affect the transaction. There is no outstanding, unfulfilled or foreseeable major investigation, judgement, decision or penalty. Except as otherwise provided for in this Agreement, any damage, compensation, fines and compensation due to any misconduct of Target Company before the closing date (including but not limited to violations of laws in the fields of tax, industry and commerce, product quality, environmental protection, intellectual property rights, social insurance, housing fund, intellectual property rights and so on) shall be borne by Party B.

6.7 Except for the liabilities reflected in the financial statements provided by Party B to Party A, Target Company does not have any other liabilities (including existing liabilities and contingent liabilities arising from Target Company providing guarantees, mortgages, pledges or other forms of guarantees). If Target Company has other liabilities not disclosed by Party B or any fines, penalties, compensations, taxes payable and other liabilities assumed by Target Company due to facts or reasons that occurred or existed before the closing date, Party B shall be responsible. For the documents that Party B and Target Company have provided to Party A, Party A shall issue a list of documents to Party B.

6.8 Party B promises that Party B and other enterprises under its control will not engage in business that competes with Target Company. If Party B and its affiliates involve in the main business of Target Company, they should transfer the business to Target Company as required by Party A.

6.9 Party B guarantees that the Underlying Equity will be transferred to Party A within the agreed time. Party A shall provide active and full cooperation and assistance in the transfer.

6.10 Each party of Party B waives the right of first refusal to transfer the equity of Target Company to Party A.

6.11 Party B guarantees that all trademarks, copyrights and other intellectual property rights related to Target Company’s business operations will be transferred to Target Company before the completion of the equity transfer.

Article 7 Taxes and Fees

7.1 Regardless of whether the transaction is completed or not, all costs and expenses incurred by the parties due to the transaction (including consultant fees paid to intermediaries such as financial consultants and lawyers) shall be paid by their own.

Article 8 Confidentiality

8.1 The parties agree that the following information or documents shall be kept in strict confidence by the parties from the date of execution of this Agreement to the date when the transaction is disclosed in accordance with the law after the execution of legal procedures.

(1) All the information related to this Agreement, including but not limited to the transaction plan, commercial conditions (intent), negotiation process and content, and the information that the parties to the transaction have learned before and during the process to enter into this Agreement;

(2) All documents and materials in this Agreement, including but not limited to any documents, materials, data, contracts, financial reports and so on.

(3) Other information and documents that will lead to market rumors, stock price fluctuations and other abnormal conditions once leaked or disclosed.

8.2 Without the prior written consent of the other parties to this Agreement, neither party shall disclose the above information and documents to third parties. The parties to the Transaction shall take necessary actions to limit the disclosure of the above information and documents to only those involved in the Transaction, and require such persons to strictly abide by the provisions of this Article.

8.3 The following shall not be deemed as disclosure or disclosure of information and documents:

(1) the information and documents disclosed were known to the public before disclosure;

(2) disclosure pursuant to a mandatory requirement of law, regulation or normative document, or a decision, order or requirement of a competent government agency (such as the SEC), or a judgment, order or award of a court or arbitration institution;

(3) for the purpose of entering into and performing this Agreement, the disclosure to each intermediary agency before and/or after hiring each intermediary agency (including independent financial consultants, auditors, assessors and lawyers).

Article 9 Force Majeure

9.1 If any party to this Agreement is unable to perform this Agreement due to any occurrence of force majeure after the signing of this Agreement, the party affected by force majeure shall notify the other party within ten working days from the date on which the force majeure occurs, and such notice shall specify the occurrence of the force majeure and declare the event as force majeure. At the same time, the party affected by the force majeure shall try its best to take measures to reduce the losses caused by the force majeure and protect the legitimate rights and interests of the other party. Force majeure refers to unforeseeable, unavoidable and insurmountable objective circumstances when the Agreement is entered into.

9.2 In the event of force majeure, the parties to the Transaction shall discuss to determine whether this Agreement will continue to be performed, postponed or terminated. After the elimination of force majeure, if this Agreement can still be performed, the parties shall still be obliged to take reasonable and feasible actions to perform this Agreement. The party affected by force majeure shall send a notice of the elimination of force majeure to the other party as soon as possible, and the other party shall confirm upon receipt of the notice.

9.3 In the event of force majeure that renders this Agreement unenforceable, this Agreement will terminate and the party suffering from force majeure shall not be liable for the foregoing termination of this Agreement. If the performance of this Agreement is partially unable or delayed due to force majeure, the party affected by the force majeure shall not be liable for any breach of this Agreement.

Article 10 Breach of Contract

10.1 After this Agreement takes effect, if Party A fails to pay the consideration within the agreed period, it shall pay a liquidated damages to the Transferor at the rate of 0.05% per day of the unpaid amount.

10.2 After this Agreement takes effect, if the registration of equity transfer does not complete within the required period due to Transferor’s fault, the Transferor shall bear the liquidated damages at the rate of 0.05% per day of the transaction consideration that Party A has paid to the Transferor.

10.3 Unless otherwise provided for in the terms of this Agreement, if either party breaches its obligations under this Agreement or the representations and warranties made herein, the other party shall have the right to require it to perform the corresponding obligations or/and take necessary measures to ensure that it complies with the representations or warranties made herein. In case of any loss caused to the Transferor due to Party A’s violation of obligations hereunder or its representations and warranties, Party A shall indemnify the transferor for all losses (including reasonable expenses incurred by the transferor to avoid losses). In case of any loss caused to Party A due to any breach of obligations hereunder or any representations or warranties made by either party, the breaching party shall indemnify the other party for all losses caused to Party A (including reasonable expenses incurred by Party A to avoid losses).

10.4 For the purpose of this Agreement, the parties to this Agreement further declare that if the performance of this Agreement is delayed or impossible due to acts of approval or permission of regulatory authorities, competent authorities or relevant government departments, or changes in laws and policies, the inability to performance shall not be regarded as a breach of the contract by the party, and the parties shall negotiate and facilitate the continued performance of the transaction in a reasonable and legal manner.

10.5 Each of Party B shall be jointly and severally liable for the profit compensation obligations and breach of contract obligations of the other parties of Party B.

10.6 Under this Agreement, Party A and Party D shall bear joint and several liability to Party B for any of their responsibilities/obligations under this Agreement.

Article 11 Applicable Laws and Dispute Resolution

11.1 The interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of China.

11.2 Any disputes arising out of or in connection with this Agreement shall first be resolved through friendly negotiation. If it cannot be settled through negotiation, either party has the right to submit the dispute to the China International Economic and Trade Arbitration Commission South China Branch for arbitration.

11.3 Except for the terms of the dispute, the validity of other terms of this Agreement will not be affected during the settlement of the dispute.

Article 12 Effectiveness

This Agreement shall come into force upon being signed and sealed by the authorized representatives of Party A, Party C and Party D and signed by Party B.

Article 13 Miscellaneous

13.1 The termination or invalidity of certain or partial provisions hereof in accordance with the law or in accordance with the provisions hereof shall not affect the validity of other provisions hereof. The breach of this Agreement by any party of Party B shall not affect the continued performance of this Agreement by the other party.

13.2 This Agreement constitutes the entire agreement of the parties to the Transaction on matters related to this Agreement and replaces any agreement, statement, memorandum, correspondence or any other document made prior to this Agreement. However, any content that does not conflict with this Agreement or that is not expressly agreed in this Agreement in the aforementioned documents still applies or is valid.

13.3 Except as otherwise agreed herein, no party in this Agreement may in any way assign all or part of its rights, rights, responsibilities, or obligations under this Agreement without the prior written consent of the other parties.

13.4 Unless otherwise provided by laws and regulations or a party expressly waives its rights, if any party fails to exercise or delays the exercise of any of its rights under this Agreement, it does not constitute a waiver of those rights by that party.

13.5 All parties agree that if the parties need to sign a separate equity transfer agreement for the purpose of equity transfer registration as required by the local competent authority of Target Company, the parties shall sign the equity transfer agreement without violating the terms of this Agreement. The parties confirm that the equity transfer agreement is only for the purpose of facilitating the registration of equity transfer, and this Agreement between the parties regarding the transaction shall be subject to this Agreement and the annexes and appendices hereto.

13.6 This Agreement has six originals copies, one for each party, one for Target Company, and the rest are kept by Party A. Each original copy shall have the same legal effect.

(no text below, signature page)

(This page is the signature page of the Equity Interest Transfer Agreement.)

Party A: Qianhai DaXingHuaShang Investment (Shenzhen) Co., Ltd. (seal) [Corporate Seal Affixed Herein]

Signature of the legal representative or authorized representative: /s/ Yumin Lin

Party B1 (Signature): /s/ Chunbin Li

Party B2 (Signature): /s/ Miaoqin Yao

Party C: Foshan BaiTaFeng Beverage Development Co., Ltd. (Seal) [Corporate Seal Affixed Herein]

Party D: Fortune Valley Treasures, Inc. (seal) [Corporate Seal Affixed Herein]

Signature of authorized representative: /s/ Yumin Lin